                                                                    Exhibit 12.1

            Starwood Lodging Trust and Starwood Lodging Corporation
          Combined Computation of Ratio of Earnings to Fixed Charges
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                                            6 Months
                                             Ending                                     12 Months Ending
                                          -----------------------------------------------------------------------------------
                                             6-30-96              12-31-95         12-31-94        12-31-93        12-31-92
                                          -----------------------------------------------------------------------------------

Income from continuing operations
 before provision for income taxes        $18,099,000           $18,138,000     $(4,663,000)    $(7,032,000)    $(19,743,000)

Add
  Amortization of debt issuance
    costs                                     761,000               670,000          86,000              --               --
  Interest expense                          7,626,000            13,138,000      17,606,000      15,187,000       14,208,000
                                          ----------------------------------------------------------------------------------
Income as adjusted                         26,486,000            31,946,000      13,029,000       8,155,000       (5,535,000)
                                          ==================================================================================
Fixed charges:
 Interest expense                           7,626,000            13,138,000      17,606,000      15,187,000       14,208,000
 Amortization of debt issuance costs          761,000               670,000          86,000              --               --
                                          ----------------------------------------------------------------------------------
    Total fixed charges                   $ 8,387,000           $13,808,000     $17,692,000     $15,187,000      $14,208,000
                                          ==================================================================================
    Ratio of Earnings to Fixed
      Charges                                    3.16x                 2.31x            .74x            .54x            (.39x)
Earnings inadequate to cover
 fixed charges by:                           n/a                    n/a          $4,663,000      $7,032,000      $19,743,000

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


                                            12 Months Ending
                                     ----------------------------
                                        12-31-91        12-31-90
                                     ----------------------------

Income from continuing operations
 before provision for income taxes   $(22,084,000)   $(27,586,000)

Add
  Amortization of debt issuance
    costs                                      --              --
  Interest expense                     16,458,000      16,408,000
                                     ----------------------------
Income as adjusted                     (5,626,000)    (11,178,000)
                                     ============================
Fixed charges:
 Interest expense                      16,458,000      16,408,000
 Amortization of debt issuance costs           --              --
                                     ----------------------------
    Total fixed charges               $16,458,000     $16,408,000
                                     ============================
    Ratio of Earnings to Fixed
      Charges                                (.34x)         (.68x)
Earnings inadequate to cover
 fixed charges by:                    $22,084,000     $27,586,000

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